Exhibit 99.4

HOME FEDERAL MUTUAL HOLDING COMPANY

NOTICE OF SPECIAL MEETING OF MEMBERS

To Be Held on ________, 2008

NOTICE IS HEREBY GIVEN that a special meeting of the members of Home Federal Mutual Holding Company will be held at the ________________ located at ____________, Shreveport, Louisiana on _______, _____ __, 2008 at _:__ _.m., Central time, to consider and vote upon:

1.           The approval of a Plan of Conversion and Reorganization and the transactions contemplated thereby pursuant to which, in a series of substantially simultaneous and interdependent transactions:  (i) Home Federal Mutual Holding Company will convert to a federally chartered interim stock savings association and Home Federal Bancorp, Inc. of Louisiana will convert to a federally chartered interim stock savings association and, immediately thereafter, each will merge with and into Home Federal Savings and Loan Association, with Home Federal Savings and Loan being the surviving entity; and (ii) Home Federal Bancorp, Inc. of Louisiana, a newly formed Louisiana-chartered stock corporation and subsidiary of Home Federal Savings and Loan, will form a federally chartered interim stock savings bank as a wholly owned subsidiary, which will merge with and into Home Federal Savings and Loan, with Home Federal Savings and Loan as the surviving entity.  As a result of these transactions, Home Federal Mutual Holding Company and Home Federal Bancorp, Inc. will no longer exist and Home Federal Savings and Loan will become a wholly owned subsidiary of new Home Federal Bancorp, Inc.  Under the Plan of Conversion and Reorganization, the shares of Home Federal Bancorp, Inc. common stock currently held by Home Federal Mutual Holding Company will be cancelled and the remaining outstanding shares of common stock of Home Federal Bancorp, Inc. held by public shareholders will be converted into shares of common stock of new Home Federal Bancorp, Inc. pursuant to an exchange ratio that will ensure that the public shareholders at the time of the conversion will own approximately the same percentage of new Home Federal Bancorp, Inc. as they owned in, the existing mid-tier corporation, exclusive of any additional shares they may purchase in the offering and any cash received in lieu of fractional shares.  Shares of Home Federal Bancorp, Inc. representing Home Federal Mutual Holding Company’s ownership interest in Home Federal Bancorp, Inc. will be offered for sale in a subscription offering and, possibly, a community offering and/or syndicated community offering.

2.           Such other business as may properly come before the Special Meeting or any adjournment thereof.  Except with respect to procedural matters incident to the conduct of the meeting, management is not aware of any other such business.

The Board of Directors has fixed ______, 2008 as the voting record date for the determination of members entitled to notice of and to vote at the Special Meeting and at any adjournment thereof.  Only those members of Home Federal Mutual Holding Company of record as of the close of business on that date will be entitled to vote at the Special Meeting or at any such adjournment.

The following proxy statement is a summary of information about Home Federal Mutual Holding Company and the proposed conversion and stock offering.  A more detailed description of Home Federal Mutual Holding Company and the proposed conversion and offering is included in the accompanying prospectus, which constitutes a part of this proxy statement.

By Order of the Board of Directors

Daniel R. Herndon
Chairman, President and Chief Executive Officer

Shreveport, Louisiana
________, 2008

The Board of Directors Recommends That You Sign, Date and Mark the Enclosed Proxy Card FOR Adoption of the Plan of Conversion and Reorganization and Return it Promptly in the Enclosed Self-Addressed Stamped Envelope.  Returning a Proxy Card Will Not Prevent You from Voting in Person If You Attend the Special Meeting.  Your Vote Is Important.

HOME FEDERAL MUTUAL HOLDING COMPANY
________

PROXY STATEMENT
________

SPECIAL MEETING OF MEMBERS
To Be Held On ________, 2008

INTRODUCTION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Home Federal Mutual Holding Company of proxies to be voted at the Special Meeting of Members of Home Federal Mutual Holding Company to be held on ________, ______, 2008 at the ______________, located at ____________________, _______, _________ at _:00 _.m., Central time, and at any adjournments thereof.  This Special Meeting is being held for the purpose of considering and voting upon the Plan of Conversion and Reorganization pursuant to which (a) Home Federal Mutual Holding Company, which currently owns approximately 63.1% of the common stock of Home Federal Bancorp, Inc. of Louisiana, will convert to federal interim stock savings associations and immediately thereafter, they will both merge into Home Federal Savings and Loan, with Home Federal Savings and Loan being the surviving entity; (b) an interim institution to be formed as a wholly owned subsidiary of the new holding company will merge into Home Federal Savings and Loan, with Home Federal Savings and Loan being the surviving entity and becoming a wholly-owned subsidiary of the new holding company; and (c) the outstanding shares of Home Federal Bancorp, Inc. common stock (other than those held by Home Federal Mutual Holding Company, which will be canceled) will be converted into shares of common stock of the new holding company pursuant to a ratio that will result in the holders of such shares owning in the aggregate approximately the same percentage of the new holding company as they currently own of Home Federal Bancorp, Inc., before giving effect to such shareholders purchasing additional shares in a concurrent stock offering by the new holding company or receiving cash in lieu of fractional shares.  In addition, the new holding company is offering shares of its common stock by means of a prospectus, and the sale of such stock and the reorganization are referred to herein as the conversion.  Simultaneous with the completion of the conversion and offering, the new holding company will acquire First Louisiana Bancshares, Inc.

Upon consummation of the conversion and offering, the charter of Home Federal Savings and Loan will be amended to add a new section to the charter to provide for a liquidation account and will read as follows:

Liquidation Account.  Pursuant to the requirements of 12 C.F.R. Subchapter D, the Bank shall establish and maintain a liquidation account for the benefit of its savings account holders who had an account balance of at least $50.00 as of the close of business on either September 30, 2006 or ________,  2008 ("eligible depositors").  In the event of a complete liquidation of the Bank, it shall comply with such regulations with respect to the amount and the priorities on liquidation of each of the Bank's eligible depositor's inchoate interest in the liquidation account, to the extent it is still in existence, provided that an eligible depositor's inchoate interest in the liquidation account shall not entitle such eligible depositor to any voting rights at meetings of the Bank's stockholders.

By voting in favor of the Plan of Conversion and Reorganization, you will be deemed to be voting in favor of this amendment to the charter of Home Federal Savings and Loan.

Voting in favor of the Plan of Conversion and Reorganization will not obligate you to purchase common stock of the new holding company, in the offering.  A copy of the Prospectus of the new holding company accompanies this Proxy Statement and is incorporated herein by reference.  See “Incorporation of Information by Reference,” “How to Obtain Additional Information” and “Available Information” on pages 2 and 3.

VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

All of Home Federal Mutual Holding Company’s members as of the close of business on ______, 2008 (voting record date) who continue to be depositors or certain depositors on the date of the Special Meeting or any adjournment thereof will be entitled to vote on the Plan of Conversion and Reorganization.  If there are not sufficient votes for approval of the Plan of Conversion at the time of the Special Meeting, the Special Meeting may be adjourned to permit further solicitation of proxies.

Each depositor as of the voting record date will be entitled at the Special Meeting to cast one vote per $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor’s deposit accounts in Home Federal Savings and Loan as of the voting record date.  In addition, borrowers as of January 18, 2005, who continue to be borrowers as of the date of the Special Meeting will be entitled to one vote.  No member may cast more than 1,000 votes at such Special Meeting.  In general, accounts held in different ownership capacities will be treated as separate accounts for purposes of applying the 1,000 vote limitation.  For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in their own name, each person would be entitled to 1,000 votes for the separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account.  Home Federal Savings and Loan’s records indicate that as of the voting record date, there were approximately _____ members entitled to cast a total of ______ votes at the Special Meeting.

Pursuant to Office of Thrift Supervision regulations, consummation of the conversion is conditioned upon the approval of the Plan of Conversion by the Office of Thrift Supervision, as well as (1) the approval of the holders of at least a majority of the total number of votes eligible to be cast at the Special Meeting of Home Federal Mutual Holding Company by the members as of the close of business on the voting record date, and (2) the approval of the holders of at least two-thirds of the shares of the outstanding Home Federal Bancorp common stock held as of the voting record date at a Special Meeting of Shareholders called for the purpose of considering the Plan of Conversion and Reorganization.  The Plan of Conversion and Reorganization also conditions the consummation of the conversion on the approval of the Plan of Conversion by the holders of at least a majority of the votes cast, in person or by proxy, by the public shareholders, i.e. those shareholders other than Home Federal Holding Company, at the Special Meeting.  Home Federal Mutual Holding Company intends to vote its shares of Home Federal Bancorp common stock, which amount to 63.1% of the outstanding shares, in favor of the Plan of Conversion and Reorganization at the Special Meeting.

This Proxy Statement and related materials are first being mailed to members on or about _____, 2008.

The affirmative vote of a majority of the total votes eligible to be cast at the Special Meeting of Depositors is required for approval of the Plan of Conversion and Reorganization.

The Board of Directors recommends that you vote FOR the adoption of the Plan of Conversion.

PROXIES

The Board of Directors of Home Federal Holding Company is soliciting the proxy which accompanies this Proxy Statement for use at the Special Meeting.  Each proxy solicited hereby, if properly executed, duly returned before the Special Meeting and not revoked prior to or at the Special Meeting, will be voted at the Special Meeting in accordance with the member’s instructions indicated thereon.  If no contrary instructions are given on the proxy, the proxy, if signed, will be voted in favor of the Plan of Conversion and Reorganization.  If you do not return a proxy or vote at the meeting, it will have the same effect as a vote against the Plan of the Conversion and Reorganization.  If any other matters properly come before the Special Meeting, the persons named as proxies will vote upon such matters according to their discretion.  Except with respect to procedural matters incident to the conduct of the meeting, no additional matters are expected to come before the Special Meeting.

Any member giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of Home Federal Mutual Holding Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by voting in person at the Special Meeting.  Proxies are being solicited only for use at the Special Meeting and any and all adjournments thereof and will not be used for any other meeting.

Proxies may be solicited by officers, directors and employees of Home Federal Mutual Holding Company personally, by telephone or further correspondence without additional compensation.

Deposits held in a trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are delegated under the trust instrument or other governing document or applicable law.  In the case of [individual retirement accounts and Keogh trusts] established at Home Federal Savings and Loan, the beneficiary may direct the trustee’s vote on the Plan of Conversion by returning a completed proxy card in the enclosed envelope.

INCORPORATION OF INFORMATION BY REFERENCE

The Prospectus of Home Federal Bancorp, Inc., dated ______, 2008, is incorporated herein by reference.  The Prospectus sets forth a complete description of the Plan of Conversion and Reorganization and the related offering of common stock by the new holding company under the caption “The Conversion and Offering.”  Such caption also describes the effects of the conversion on the shareholders of Home Federal Bancorp, Inc. and the depositors of Home Federal Savings and Loan, including the tax consequences of the conversion and the establishment of a liquidation account for the benefit of certain depositors of the new holding company.

Information regarding Home Federal Savings and Loan Association, Home Federal Bancorp, the new holding company and Home Federal Mutual Holding Company is set forth in the Prospectus under the captions “Summary – Home Federal Bancorp, Inc., of Louisiana (new)” “- Home Federal Mutual Holding Company of Louisiana,”  “– Home Federal Savings and Loan Association,” and “– Home Federal Bancorp, Inc. of Louisiana (current mid-tier holding company).”  The Prospectus also describes the business and financial condition of Home Federal Bancorp and Home Federal Savings and Loan under the captions “Business of Home Federal Bancorp” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Home Federal Bancorp,” and the historical financial statements of Home Federal Bancorp are included in the Prospectus.  See “Selected Consolidated Financial and Other Data of Home Federal Bancorp” and “Index to Consolidated Financial Statements of Home Federal Bancorp” in the Prospectus.  Information regarding the use of proceeds of the offering conducted in connection with the conversion, the historical capitalization of Home Federal Bancorp and the pro forma capitalization of the new holding company and other pro forma data are set forth in the Prospectus under the captions “How Our Net Proceeds Will be Used,” “Capitalization” and “Additional Pro Forma Conversion Data,” respectively.

The Prospectus sets forth certain information as to Home Federal Bancorp common stock beneficially owned by (i) the directors and executive officers of Home Federal Bancorp, and (ii) all directors and executive officers Home Federal Bancorp as a group.  See “Beneficial Ownership of Home Federal Bancorp Common Stock” in the Prospectus.

The Prospectus also provides information regarding the names, ages, business experience and compensation of directors and executive officers of Home Federal Bancorp, as well as certain existing and proposed new benefit plans and directors and executive officers of the new holding company following the merger.  See “Management” in the Prospectus.

REVIEW OF OFFICE OF THRIFT SUPERVISION ACTION

Any person aggrieved by a final action of the Office of Thrift Supervision which approves, with or without conditions, or disapproves a plan of conversion may obtain review of such action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the Office of Thrift Supervision be modified, terminated or set aside.  Such petition must be filed within 30 days after the publication of notice of such final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to depositors as provided for in 12 C.F.R. Section 563b.205, whichever is later.  The further procedure for review is as follows:  A copy of the petition is forthwith transmitted to the Office of Thrift Supervision by the clerk of the court and thereupon the Office of Thrift Supervision files in the court the record in proceeding, as provided in Section 2112 of Title 28 of the United States Code.  Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the Office of Thrift Supervision.  Review of such proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

HOW TO OBTAIN ADDITIONAL INFORMATION

You may request in writing a copy of the Plan of Conversion and Reorganization and/or the Articles of Incorporation and Bylaws of Home Federal Bancorp, Inc., from Home Federal Savings and Loan Association.  Any such requests should be directed to, DeNell W. Mitchell, Secretary, Home Federal Savings and Loan Association, 624 Market Street, Shreveport, Louisiana 71101.  So that you have sufficient time to receive and review the requested materials, it is recommended that any such requests be sent so that they are received by Home Federal Savings and Loan Association by 12:00 noon, Central time, on ______, 2008.

AVAILABLE INFORMATION

Home Federal Mutual Holding Company has filed with the Office of Thrift Supervision an Application for Conversion pursuant to which it will reorganize in accordance with the terms of the Plan of Conversion and Reorganization.  This Proxy Statement and the Prospectus omit certain information contained in such Application.  The Application may be inspected at the offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Dallas Regional Office of the Office of Thrift Supervision located at 225 E. John Carpenter Freeway, Suite 500, Irving, Texas 75062.

Home Federal Bancorp, Inc. of Louisiana has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (File No. 333-______) under the Securities Act with respect to the common stock of Home Federal Bancorp, Inc. being offered in the conversion and offering.  This Proxy Statement and the Prospectus do not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.  Such information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The public may obtain more information on the operations of the public reference room by calling 1-800-SEC-0330. The registration statement also is available through the SEC’s world wide web site on the internet at http://www.sec.gov.  The statements contained in the Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

_______________

Please Remember to Mark, Sign, Date and Return the Enclosed Proxy Card in the Enclosed Postage-paid Envelope So That Your Important Vote Will Be Counted at the Special Meeting.

_______________

This Proxy Statement is neither an offer to sell nor the solicitation of any offer to buy stock.  The offer is made only by the Prospectus.

REVOCABLE PROXY

HOME FEDERAL MUTUAL HOLDING COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOME FEDERAL MUTUAL HOLDING COMPANY FOR USE ONLY AT A SPECIAL MEETING OF MEMBERS TO BE HELD ON __________ ___, 2008 AND ANY ADJOURNMENT THEREOF.

The undersigned, being a member of Home Federal Mutual Holding Company, hereby authorizes the Board of Directors of Home Federal Mutual Holding Company, or any of their successors, as proxies, with full powers of substitution, to represent the undersigned at the special meeting to be held at the ______________________, located at ___________________, ___________________, Louisiana on __________, __________ ___, 2008, at __:00 __.m., Central time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:

(1)
Approval of a Plan of Conversion and Reorganization and the transactions contemplated thereby pursuant to which, in a series of substantially simultaneous and interdependent transactions:  (i) Home Federal Mutual Holding Company will convert to a federally chartered interim stock savings association and Home Federal Community Bancorp, Inc. of Louisiana will convert to a federally chartered interim stock savings association and, immediately thereafter, each will merge with and into Home Federal Savings and Loan Association, with Home Federal Savings and Loan being the surviving entity; (ii) Home Federal Bancorp, Inc., a newly formed Louisiana-chartered stock corporation and subsidiary of Home Federal Savings and Loan, will form a federally chartered interim stock savings association as a wholly owned subsidiary, which will merge with and into Home Federal Savings and Loan, with Home Federal Savings and Loan as the surviving entity; and (iii) the outstanding shares of common stock of the existing Home Federal Bancorp, Inc. (other than those held by Home Federal Mutual Holding Company which will be canceled) will be converted into shares of common stock of the new holding company pursuant to an exchange ratios.

☐ FOR	☐ AGAINST

(2)
To vote, in their discretion, upon such other business as may properly come before the special meeting or any adjournment thereof. Except with respect to procedural matters incident to the conduct of the meeting, management is not aware of any other such business.

This proxy, if executed, will be voted FOR adoption of the Plan of Conversion if no choice is made herein. Please date and sign this proxy on the reverse side and return it in the enclosed envelope.

REVOCABLE PROXY

HOME FEDERAL MUTUAL HOLDING COMPANY

Any member giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of Home Federal Mutual Holding Company either a written revocation of the proxy, or a duly executed proxy bearing a later date, or by voting in person at the special meeting.

The undersigned hereby acknowledges receipt of a Notice of Special Meeting of the Members of Home Federal Mutual Holding Company called for __________ ___, 2008 and a Proxy Statement for the special meeting prior to the signing of this Proxy.

Signature	Date

Signature	Date

Note: Please sign exactly your name appears on this Proxy. Only one signature is required in the case of a joint account. When signing in a representative capacity, please give title.

IMPORTANT:  Please Detach, Sign and Return “ALL” proxies from “ALL” packets received in the enclosed postage paid envelope.  FAILURE TO VOTE IS EFFECTIVELY THE SAME AS AN “AGAINST” VOTE.